UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2014

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 8, 2014, the Delaware Court of Chancery (the "Chancery Court") issued a Memorandum Opinion and Order, finding that PharmAthene, Inc. (the "Company") is entitled to receive lump sum expectation damages for the value of the Company's lost profits for SIGA Technologies, Inc.’s ("SIGA") smallpox antiviral, Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and currently referred to by SIGA in its Current Report on Form 10-Q for the quarterly period ended June 30, 2014 as “Tecovirimat”). In addition, the Chancery Court found that the Company is entitled to receive pre-judgment and post-judgment interest and varying percentages of the Company's reasonable attorneys’ and expert witness fees. The Company and its expert must still complete substantial calculations to determine the amount of the award in accordance with the Chancery Court's instructions and cannot yet provide a definitive estimate as to the amount of the award.

Chancery Court's Memorandum Opinion and Order

On May 24, 2013, the Delaware Supreme Court (the "Supreme Court") issued its decision in SIGA's appeal of the Chancery Court's September 22, 2011 post-trial opinion. In its decision, the Supreme Court upheld the Chancery Court's determination that SIGA had breached, in bad faith, its contractual obligation to negotiate a license agreement for Tecovirimat with the Company that would incorporate the details of a license agreement term sheet (the “LATS”) previously agreed upon by SIGA and the Company. The Supreme Court reversed the Chancery Court's conclusion that SIGA also was liable under the doctrine of promissory estoppel and, in doing so, reversed the Chancery Court's damages award to the Company, which took the form of an equitable payment stream. The Supreme Court remanded the case for the purpose of enabling the Chancery Court to reconsider its damages award in light of the decision on appeal.

During the course of the trial before the Chancery Court, the Company presented testimony of a global economic and valuation consulting firm as to the discounted value of Tecovirimat. As part of its decision, the Chancery Court reviewed many of the assumptions and factors included in the economic valuation model (the "Model") relied upon by such expert in coming to a valuation for Tecovirimat. On August 8, 2014, the Chancery Court ordered the Company, through its damages expert, to recalculate the present value of the Company's lost profits utilizing the Model to determine the net present value of Tecovirimat to support an award of expectation damages for SIGA's bad faith breach of its contractual obligations, subject to adjustments specified in the Memorandum Opinion and Order, as follows:

A. Decreasing the time frame captured by the Model. The Model spans from 2006 to 2017. The revised model should incorporate the years 2006 to 2014.

B. Altering the timing of the first Tecovirimat sales. The Model assumed the first Tecovirimat sales would occur in 2008. The revised model should assume the first Tecovirimat sales occurred in 2010.

C. Altering the quantity of initial Tecovirimat sales. The Model assumed that in 2008, there would be Strategic National Stockpile ("SNS") sales of 14,778,000 courses, Department of Defense ("DoD") sales of 250,490 courses, and worldwide ("ROW") sales of 14,778,800 courses. The revised model should assume the following Tecovirimat sales levels in 2010:

i. SNS: 14,778,000 courses;

ii. DoD: 125,245 courses; and

iii. ROW: 0 courses.

The price of the quantities sold in 2010 will be $100 per course. The price will increase 3% each year from 2010 to 2014. Therefore, the price per course will be $103 in 2011, $106.09 in 2012, and so forth.

D. Altering the distribution of the Tecovirimat sales. The Model assumed that all Tecovirimat sales, which were assumed to occur in 2008, 2012, and 2016, would be distributed evenly over a four-year period (i.e., one-fourth of the 2008 sales were allocated to each of 2008, 2009, 2010, and 2011). The revised model should assume that all Tecovirimat sales, which are assumed to occur only in 2010, will be distributed evenly over a five-year period (i.e., one-fifth of the 2010 sales shall be allocated to each of 2010, 2011, 2012, 2013 and 2014.)

Therefore, the revised model should have the following quantity levels for each year:

a. 2006: 0 courses;

b. 2007: 0 courses;

c. 2008: 0 courses;

d. 2009: 0 courses;

e. 2010: 2,980,649 courses (consisting of 2,955,600 courses sold to the SNS and 25,049 courses sold to the DoD);

f. 2011: 2,980,649 courses;

g. 2012: 2,980,649 courses;

h. 2013: 2,980,649 courses; and

i. 2014: 2,980,649 courses.

E. Altering the timing of when certain upfront and milestone payments are made. The revised model should account for upfront and milestone payments to SIGA (reducing the amount payable to the Company as part of the award) as follows:

i. Upfront ($2 million): paid in 2006;

ii. Deferred License Fee ($2.5 million): paid in 2007;

iii. Post-financing > $15 million ($1.5 million): paid in 2007;

iv. NDA Approval ($2 million): paid in 2007;

v. > $50 million U.S. Government Sales ($3 million): payment year to be determined based on revised sales calculations;

vi. Sales in excess of $200 million ($2 million): payment year to be determined based on revised sales calculations;

vii. European Medicines Agency Approval ($2 million): paid in 2009; and

viii. Japan Approval ($1 million): paid in 2009.

F. Recalculating projected Cost of Goods Sold ("COGS"). The Model assumed that COGS would be equal to 14% of revenues. The COGS must be recalculated in the revised model starting in 2010, at the same 14% level, to account for these adjustments.

G. Interest. After recalculating the Company's lost profits as of December 20, 2006 based on the modifications discussed above, the expert also should calculate the appropriate amount of pre-judgment interest, which is to be calculated at the legal rate of interest during the relevant time, compounded quarterly, from December 20, 2006 until the date a judgment is entered in the litigation.

H. Research and Development. In the revised model, Research and Development expenses (reducing the amount payable to the Company) also will begin with the first sales in 2010 at the $2 million per year level that was used in the Model, and continue at that level through 2014.

I. Discount. The revised model should continue to use 84% for the “probability of success” factor and 23.1% for the annual discount rate.

In addition, the order indicates that the Company is entitled to an award of:

i. 40% of the reasonable attorneys’ fees and expenses that it incurred up through the post-trial argument that was held in this dispute;

ii. One-third of the reasonable attorneys’ fees and expenses that it incurred throughout the remand proceedings;

iii. Other costs of: (i) 60% of the total expenses it incurred in connection with the pretrial and trial activities of certain experts; and (ii) 40% of the total expenses it incurred in connection with the pretrial and trial activities of another consultant specified in the order; and

(iv) 10% of the total expenses it incurred in retaining and using the services of expert witnesses during the remand proceedings.

The Memorandum Opinion and Order do not specify an amount of damages, and such amount will be subject to complex calculations to be carried out by the Company's valuation expert. These calculations may involve additional factors that are not listed above and which may only become apparent upon further review of the Chancery Court's Memorandum Opinion and Order as well as the Model and expert reports related thereto. It is expected that, as a result of the adjustments specified by the Chancery Court in the Memorandum Opinion and Order, the final amount will be significantly lower than the amount initially presented by the Company's expert using the original Model during the early proceedings before the Chancery Court. There will undoubtedly be disagreement between the parties before a final amount is accepted by the Chancery Court. Even then, such award will be subject to appeal to the Delaware Supreme Court, and as a result, could be reversed, remanded or otherwise changed. There can be no assurances that even with this Memorandum Opinion and Order from the Chancery Court, the Company will ever in fact receive payments from SIGA. Furthermore, SIGA may not have cash sufficient to satisfy the potential award and the Company cannot predict how or whether SIGA will make any payments provided for in a final judgment. Finally, the amount of the award remains subject to further calculation and approval by the Chancery Court and there may be further proceedings before the final amount is approved, which will also remain subject to appeal. The Company and its expert must still complete substantial calculations to determine the amount of the award in accordance with the Chancery Court's instructions and cannot yet provide a definitive estimate as to the amount of the award.

The Chancery Court also denied and dismissed with prejudice the Company's claims that the Company is entitled to specific performance of a license agreement that comports with the LATS or an equitable payment stream whose terms are in accordance with the LATS on the grounds that it is limited to a contractual remedy and has an adequate remedy at law.

Risk Factors

Consistent with the disclosure above under this Item 8.01, the Company is providing the following risk factor disclosure:

Even though the Chancery Court has found that we are entitled to receive lump sum expectation damages for the value of our lost profits for Tecovirimat, the potential value of any damages that may be awarded to us is subject to several variables and uncertainties, which preclude the current calculation of a predictable value of the SIGA litigation.

In its May 31, 2012 judgment, the Chancery Court awarded us the right to receive 50% of certain profits related to the sale of Tecovirimat and related products for a specified period of time once SIGA retained the first $40 million in profits. However, although the Delaware Supreme Court affirmed in May 2013 that SIGA breached contractual obligations to us, it remanded the issue of the remedy back to the Chancery Court for reconsideration.

On August 8, 2014, the Chancery Court issued a Memorandum Opinion and Order, finding that we are entitled to receive lump sum expectation damages for the value of our lost profits for Tecovirimat. In addition, the Chancery Court found that we are entitled to receive from SIGA prejudgment interest and varying percentages of our reasonable attorneys’ and expert witness fees. The Memorandum Opinion and Order do not specify an amount of damages, and such amount will be subject to complex calculations to be carried out by the Company's valuation expert. These calculations may involve additional factors that are not listed above and which may only become apparent upon further review of the Chancery Court's Memorandum Opinion and Order as well as the Model and expert reports related thereto. It is expected that, as a result of the adjustments specified by the Chancery Court in the Memorandum Opinion and Order, the final amount will be significantly lower than the amount initially presented by the Company's expert using the original Model during the early proceedings before the Chancery Court. There will undoubtedly be disagreement between the parties before a final amount is accepted by the Chancery Court. Even then, such award will be subject to appeal to the Delaware Supreme Court, and you should expect that SIGA will assert various grounds which it believes will establish a basis for a reversal of the decision by the Chancery Court, and as a result the decision could be reversed, remanded or otherwise changed. There can be no assurances that even with this Memorandum Opinion and Order from the Chancery Court, the Company will ever in fact receive payments from SIGA. Furthermore, SIGA may not have cash sufficient to satisfy the potential award and the Company cannot predict how or whether SIGA will make any payments provided for in a final judgment. Finally, the amount of the award remains subject to further calculation and approval by the Chancery Court and there may be further proceedings before the final amount is approved, which will also remain subject to appeal. The Company and its expert must still complete substantial calculations to determine the amount of the award in accordance with the Chancery Court's instructions and cannot yet provide a definitive estimate as to the amount of the award.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.

Date: August 11, 2014	By:	/s/Linda L. Chang
Linda L. Chang Senior Vice President, Chief Financial Officer and Corporate Secretary